Exhibit (c)(3)

Presentation to the Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock Discussion Materials August 7, 2014 / Confidential Jefferies LLC Member SIPC Project Fusion

Disclaimer The following pages contain draft materials provided to the Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock (the “Committees”) by Jefferies LLC (“Jefferies”) in connection with Irving’s proposed acquisition of Port Arthur, Round Rock and Elgin. These materials do not represent a fairness opinion. These materials were prepared on a confidential basis in connection with our oral presentation to the Committees and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are preliminary in nature and are solely for the use of the Committees and may not be used for any other purpose without Jefferies’ prior written consent. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects, and Jefferies makes no representation or warranty in respect of the accuracy, completeness or fair presentation of such information. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. Jefferies assumes no obligations to update or otherwise revise these materials. Jefferies does not provide accounting, tax, legal or regulatory advice. In addition, Jefferies and Port Arthur and Round Rock mutually agree that, subject to applicable law, Port Arthur and Round Rock (and its employees, representatives and other agents) may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, and all materials of any kind (including tax opinions and other tax analyses) related thereto, without Jefferies imposing any limitation of any kind. i

Table of Contents Transaction Status Update 1 Overview of Transaction Alternatives 5 Potential Pro Forma Trading Analysis 13 Holders List and Crossholder Analysis 16 Pro Forma Capital Flexibility 19 Potential Pro Forma Impact 23 Present Value of Future Irving Dividends vs. Future Port Arthur Distributions 29 Certain Tax Considerations 31 Jefferies is not a tax advisor and has prepared the analysis herein for informational purposes only. The Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock should seek outside tax advice as they deem appropriate. ii

Transaction Status Update 1

Transaction Status Update

Deal Chronology

	Date	Event	Description
1	7/17	Irving's Proposal	▪ 10% premium to $82.35 / unit Port Arthur price on 7/16[(1)] ▪ 2.1624x Port Arthur exchange ratio plus $10.77 / unit ▪ 2.4542x Round Rock exchange ratio
2	7/30	Port Arthur's Counter	▪ Fix equity-for-equity exchange ratio at 2.1624x (no re-openers based on intervening trading) ▪ Add $1 / unit of cash to Port Arthur deal (from $10.77 to $11.77) ▪ 2.4813x Round Rock exchange ratio ▪ Add cash / stock election to Port Arthur deal ▪ Maximum all-in Elgin exchange ratio of 1.02556x (including $4.65 / unit)
3	7/31	Irving's Counter to Counter	▪ Increase Port Arthur exchange ratio to 2.1889x plus $10.77 / unit ▪ 2.4807x Round Rock exchange ratio ▪ Cash / stock election subject to proration based on maximum total cash of $4 Billion ▪ No assurance as to maximum Elgin exchange ratio
4	8/5 morning	Elgin Bump	▪ Elgin's exchange ratio improved to 0.9451x plus $4.65 / unit
5	8/5 afternoon	Port Arthur's Reaction	▪ Requested improvement of Port Arthur's exchange ratio to 2.1973x plus $10.77 / unit to maintain relative ownership
6	8/5 evening	Final Resolution	▪ Port Arthur: 2.1931x plus $10.77 / unit[(2)] ▪ Round Rock: 2.4849x ▪ Elgin: 0.9451x plus $4.65 / unit

(1) Irving proposed to acquire Round Rock at $90.59, representing a 14.6% premium.
(2) The latest draft of the merger agreement also allows unitholders to elect all-cash or all-stock consideration, subject to proration based on maximum total cash consideration.

Jefferies LLC / August 2014 2 Jefferies

Relative Ownership Evolution

($Millions, except per unit values)

Side-by-Side Pro Forma Ownership Analysis

	Port Arthur / Round Rock	Elgin	Irving	Pro Forma Combined	% Contribution PA / RR	% Contribution Elgin	% Contribution Irving
Final Resolution	$ 43,757	$ 5,861	$ 45,706	$ 95,324	45.9035%	6.1488%	47.9477%
Port Arthur's Reaction	43,838	5,861	45,705	95,404	45.9495%	6.1436%	47.9068%
Elgin Bump	43,676	5,861	45,706	95,244	45.8570%	6.1540%	47.9883%
Irving's Counter to Counter	43,676	5,670	45,707	95,053	45.9495%	5.9647%	48.0857%
Port Arthur's Counter	43,166	5,791	45,711	94,667	45.5974%	6.1171%	48.2855%
Irving's Proposal	43,166	5,791	45,711	94,667	45.5974%	6.1171%	48.2855%



6
Final Resolution
Exchange Ratios:
2.1931x + $10.77
All-in Implied: 2.4849x
0.9451x + $4.65
All-in Implied: 1.0711x
47.9477%
45.9035%
6.1488%
5
Port Arthur's Reaction
Exchange Ratios:
2.1973x + $10.77
All-in Implied: 2.4891x
0.9451x + $4.65
All-in Implied: 1.0711x
47.9068%
45.9495%
6.1436%
4
Elgin Bump
Exchange Ratios:
2.1889x + $10.77
All-in Implied: 2.4807x
0.9451x + $4.65
All-in Implied: 1.0711x
47.9883%
45.8570%
6.1540%
3
Irving's Counter to Counter
Exchange Ratios:
2.1889x + $10.77
All-in Implied: 2.4807x
0.9337x + $4.65
All-in Implied: 1.0598x
48.0857%
45.9495%
5.9647%
2
Port Arthur's Counter
Exchange Ratios:
2.1624x + $11.77
All-in Implied: 2.4813x
0.9337x + $4.65
All-in Implied: 1.0598x
48.2855%
45.5974%
6.1171%
1
Irving's Proposal
Exchange Ratios:
2.1624x + $10.77
All-in Implied: 2.4542x
0.9337x + $4.65
All-in Implied: 1.0598x
48.2855%
45.5974%
6.1171%
0%
25%
50%
75%
100%
Irving
PA / RR
Elgin

Source: Projections from Irving Management.
Note: Pro forma ownership calculated as pro forma Irving shares held by respective entities' previous holders, multiplied by implied Irving share price following transaction; implied Irving share price following transaction based on assumed $2.00 pro forma distribution and 4.50% yield per Irving Management guidance.

Jefferies LLC / August 2014

3

Jefferies

Side-by-Side Pro Forma Contribution Analysis Relative Contribution Analysis ($Millions) Source: Projections from Irving Management. Note: Implied pro forma ownership interest based on transaction structure currently contemplated. Relative EBITDA Contribution Analysis Implied Interest Based on EBITDA Contribution 4 Pro Forma Implied Interest Based Port Arthur / Pro Forma % Contribution Combined on EBITDA Contribution Actual Interest vs. Implied Round Rock Elgin Combined PA / RR Elgin Ownership PA / RR Elgin PA / RR Elgin Implied Pro Forma Ownership 45.9035% 6.1488% 52.0523% Projected EBITDA 45.9035% 6.1488% 2015E 6,561 $ 1,240 $ 7,801 $ 84.1085% 15.8915% 52.0523% 43.7804% 8.2719% 2.1231% (2.1231%) 2016E 7,491 1,249 8,740 $ 85.7066% 14.2934% 52.0523% 44.6123% 7.4400% 1.2912% (1.2912%) 2017E 8,191 1,441 9,633 $ 85.0392% 14.9608% 52.0523% 44.2649% 7.7874% 1.6386% (1.6386%)

Overview of Transaction Alternatives 5

Overview of Transaction Alternatives

Alternatives	Challenges
Alternative #1: Port Arthur Acquisition of Irving and Elgin(1)	▪ Transaction, while theoretically actionable, would be materially dilutive to Port Arthur for the foreseeable future ▪ In addition, the transaction would create tax issues for Irving's shareholders ▪ Embedded tax issues at Irving create material inefficiencies ▪ Finally, the limited depth of the MLP market would impose substantial challenges in funding the future growth of a PF $136 billion MLP
Alternative #2: Port Arthur Acquisition of Elgin(1)	▪ Transaction would be dilutive to Port Arthur at even a modest premium ▪ Difficult for Elgin to accept a transaction not involving a premium ▪ Although a Port Arthur / Elgin combination would simplify the organizational structure, it would not solve Port Arthur's underlying cost of capital challenges
Alternative #3: Continued GP Givebacks	▪ As Port Arthur has increased its distributions over time and elevated through the IDR tiers, Irving has increasingly elected to forego incremental cash flows in order to facilitate accretion from acquisitions at the Port Arthur level ▪ Irving receives such a high percentage of incremental cash flow that GP givebacks are effectively a necessity if Port Arthur wishes to remain competitive in the acquisition market
Alternative #4: Port Arthur IDR Elimination	▪ Transaction could be effected in a cash flow neutral manner, but it would leave Irving as a General Partner that would essentially be a holder of LP units with a limited collection of directly-owned midstream assets ▪ Irving's PF structure would be out-of-line with comparable public General Partners, and Irving's valuation would likely be negatively impacted
Alternative #5: Sale of CO_2 Business	▪ A CO_2 sale would likely not attract a valuation multiple in-line with Port Arthur's current trading multiple ▪ In addition, the loss of CO_2 would create a large "hole" in Port Arthur's cash available for distribution ▪ Meaningful tax inefficiencies given low basis in CO_2 business
Alternative #6: Investment by "Validating Investor"	▪ More typically associated with distressed companies ▪ Port Arthur would be unlikely to attract a significant investor at a valuation lower than its existing funding costs, thereby providing the validating investor with an outsized return ▪ Would not solve Port Arthur's cost of capital or other primary underlying issues

(1) Acquisition alternatives assumed to be structured as 100% unit-for-unit transactions.

Jefferies LLC / August 2014

6

Jefferies

Port Arthur Acquisition of Irving and Elgin

Alternative #1

Key Points

- Under a scenario where Port Arthur acquired both Irving and Elgin (thereby removing the IDR structure), Port Arthur unitholders would experience significant long-term dilution
- Due to Port Arthur's higher yielding equity and lower projected growth profile comparatively, achieving eventual accretion would be challenged
- Additionally, several other concerns would remain under this scenario:
  - A taxable entity would likely continue to exist beneath the PF Port Arthur entity; and
  - Potential tax issues for Irving's shareholders
- **Dilution presented does not reflect embedded tax issues at Irving, which would magnify the dilution shown here**

Potential Financial Impact (100% Unit Consideration – Assumed 10% Premium of Irving and Elgin)

	Port Arthur Standalone			Port Arthur Pro Forma		
	2015E	2016E	2017E	2015E	2016E	2017E
Port Arthur EBITDA	$ 6,561	$ 7,491	$ 8,191	$ 6,561	$ 7,491	$ 8,191
Elgin EBITDA	-	-	-	1,240	1,249	1,441
Irving EPC Cash Flows	-	-	-	224	204	215
EBITDA	**$ 6,561**	**$ 7,491**	**$ 8,191**	**$ 8,025**	**$ 8,944**	**$ 9,848**
Plus: Synergies	$ -	$ -	$ -	$ -	$ -	$ -
Less: Maintenance Capex	(454)	(466)	(478)	(564)	(574)	(587)
Less: Cash Interest Expense	(1,159)	(1,373)	(1,487)	(1,989)	(2,243)	(2,487)
Less: Other Adjustments	(77)	(98)	(102)	(88)	(109)	(113)
Less: Taxes on Irving Taxable Income	-	-	-	(18)	(17)	(18)
Distributable Cash Flow	$ 4,871	$ 5,554	$ 6,124	$ 5,366	$ 6,001	$ 6,643
Coverage Ratio	*0.98x*	*0.99x*	*0.99x*	*0.98x*	*0.99x*	*0.99x*
Distributed Cash Flow	$ 4,995	$ 5,617	$ 6,193	$ 5,503	$ 6,069	$ 6,717
Less: GP Distributed Cash Flow	$ (2,173)	$ (2,497)	$ (2,791)	$ -	$ -	$ -
LP Distributed Cash Flow	$ 2,823	$ 3,120	$ 3,402	$ 5,503	$ 6,069	$ 6,717
Average Common Units Outstanding	484	505	527	1,060	1,087	1,111
GP Contribution (% of Total Distributions)	43%	44%	45%	0%	0%	0%
LP Distributed Cash Flow / Unit	**$ 5.83**	**$ 6.18**	**$ 6.46**	**$ 5.19**	**$ 5.58**	**$ 6.05**
Accretion / (Dilution) to Port Arthur Unitholders				*(10.9%)*	*(9.7%)*	*(6.4%)*

Source: Projections Irving Management.

Jefferies LLC / August 2014

7

Jefferies

Port Arthur Acquisition of Elgin

Alternative #2

Key Points

- A combination of Port Arthur and Elgin would simplify the organizational structure of the Irving enterprise
- However, the transaction would be dilutive to Port Arthur, even at a modest 10% premium to Elgin, and would not solve the issues associated with Port Arthur's high cost of capital

Potential Financial Impact (100% Unit Consideration – Assumed 10% Premium to Elgin)

	Port Arthur Standalone			Port Arthur Pro Forma		
	2015E	2016E	2017E	2015E	2016E	2017E
EBITDA	$ 6,561	$ 7,491	$ 8,191	$ 7,801	$ 8,740	$ 9,633
Plus: Synergies	$ -	$ -	$ -	$ -	$ -	$ -
Less: Maintenance Capex	(454)	(466)	(478)	(501)	(513)	(525)
Less: Cash Interest Expense	(1,159)	(1,373)	(1,487)	(1,480)	(1,703)	(1,874)
Less: Other Adjustments	(77)	(98)	(102)	(88)	(109)	(113)
Distributable Cash Flow	$ 4,871	$ 5,554	$ 6,124	$ 5,732	$ 6,415	$ 7,120
Coverage Ratio	*0.98x*	*0.99x*	*0.99x*	*0.98x*	*0.99x*	*0.99x*
Distributed Cash Flow	$ 4,995	$ 5,617	$ 6,193	$ 5,879	$ 6,487	$ 7,199
Less: GP Distributed Cash Flow	$ (2,173)	$ (2,497)	$ (2,791)	$ (2,568)	$ (2,883)	$ (3,244)
LP Distributed Cash Flow	$ 2,823	$ 3,120	$ 3,402	$ 3,311	$ 3,604	$ 3,955
Average Common Units Outstanding	484	505	527	596	623	647
GP Contribution (% of Total Distributions)	43%	44%	45%	43%	44%	45%
LP Distributed Cash Flow / Unit	$ 5.83	$ 6.18	$ 6.46	$ 5.56	$ 5.79	$ 6.11
Accretion / (Dilution) to Port Arthur Unitholders				*(4.7%)*	*(6.4%)*	*(5.4%)*
GP Distributed Cash Flow	$ 2,173	$ 2,497	$ 2,791	$ 2,568	$ 2,883	$ 3,244
Accretion / (Dilution) to Port Arthur GP				*18.2%*	*15.5%*	*16.2%*

High cost of capital continues to constrain Port Arthur's growth prospects

Source: Projections from Irving Management.

Jefferies LLC / August 2014

8

Jefferies

Continued GP Givebacks

Alternative #3

Key Points

- As Port Arthur has increased its distributions over time and elevated through the IDR tiers, Irving has increasingly elected to forego incremental cash flows in order to facilitate transaction accretion at the Port Arthur level
  - Port Arthur has effectively become a victim of its own success in continuing to grow unitholder distributions
  - Today, Irving receives such a high percentage of incremental cash flow that GP givebacks are effectively a necessity if Port Arthur wishes to remain competitive in the acquisition market
- Port Arthur has been beholden to Irving's good graces in completing recent acquisitions

Additional Port Arthur GP Givebacks (Values Undisclosed)

- KinderHawk acquisition
- Lobos Pipeline

Port Arthur's Acquisition of Copano Energy *(January 2013)*

"The acquisition of Copano is expected to be accretive to cash available for distribution to Port Arthur unitholders upon closing. The general partner of Port Arthur, Irving, has agreed to forego a portion of its incremental incentive distributions in 2013 in an amount dependent on the time of closing. Additionally, Irving intends to forgo $120 million in 2014, $120 million in 2015, $110 million in 2016 and annual amounts thereafter decreasing by $5 million per year from this level."

-Port Arthur Press Release (January 29, 2013)

Announced Giveback	
2014	**2015**
$120 MM	**$120 MM**
2016	**2017 +**
$110 MM	**$105 MM** *(decrease of $5 MM annually)*

Port Arthur's Acquisition of Jones Act Shipping Tankers *(December 2013)*

"Port Arthur announced it had entered into a definitive agreement to acquire American Petroleum Tankers (APT) and State Class Tankers (SCT) from affiliates of The Blackstone Group and Cerberus Capital Management for $962 million in cash... APT currently generates about $55 million of annual EBITDA. After completion of construction of the four SCT vessels, Port Arthur expects combined annual EBITDA of approximately $140 million, which is an EBITDA multiple of 8.4 times. The general partner of Port Arthur, Irving, agreed to waive its incentive distribution amounts of $16 million in 2014 and $19 million in 2015 and $6 million in 2016 to facilitate the transaction."

-Port Arthur Press Release (December 23, 2013)

Announced Giveback		
2014	**2015**	**2016**
$16 MM	**$19 MM**	**$6 MM**

Source: Press releases and publicly available information

Jefferies LLC / August 2014

9

Jefferies

Non-GP Value as % of Enterprise Value(1) Port Arthur IDR Elimination Key Points Port Arthur could, at least theoretically, permanently eliminate its IDRs, thereby providing a solution to its high cost of capital However, even assuming that Irving would entertain a cash flow neutral unit exchange (which seems unlikely), PF Irving would become a public company consisting largely of LP units in Port Arthur, which would represent an anomaly among public GPs The public GP peer group has an average of 23% of total value attributable to non-IDR interests / LP units Not only would PF Irving be an outlier to the public GP comparables, it would eliminate its high leverage to Port Arthur’s future growth on a permanent basis GP Premium to MLP 198 bps 280 bps 209 bps 256 bps 410 bps 152 bps 99 bps 115 bps 380 bps Average: 23% Irving – Illustrative Pro Forma Irving – Current Irving PF Irving Calculated as value of LP units held divided by enterprise value. Alternative #4 10

Sale of CO_2 Business

Alternative #5

Key Points

- Port Arthur's CO_2 segment lacks as robust a growth profile as Port Arthur's other businesses and outside commentary has periodically questioned the long-term positioning of this business within the MLP
- In today's market, Jefferies projects that assets of this type could reasonably be divested at an approximate multiple of 8.0x current EBITDA (in contrast to Port Arthur's current trading multiple of 14.6x)
- Meanwhile, investing the proceeds from a CO_2 sale into higher growth midstream acquisitions would likely require a much higher purchase multiple
  - The resultant loss in EBITDA would create a "hole" in Port Arthur's cash flow available for distribution
- Near-to-medium-term dilution to Port Arthur's unitholders would be material

Illustrative CO_2 Divestiture Assumptions (Shown on Pre-Tax Basis)

CO_2 Exit Assumptions	
CO_2 EBITDA[1]	$ 1,561
Multiple Received in Sale	8.0x
CO_2 Sale Price	**$ 12,485**

Reinvestment of Proceeds	
CO_2 Sale Proceeds	$ 12,485
Midstream Purchase Multiple	12.0x
Incremental EBITDA	**$ 1,040**

Illustrative Financial Impact

	Port Arthur Standalone			Port Arthur Pro Forma		
	2015E	2016E	2017E	2015E	2016E	2017E
KMP Status Quo EBITDA	$ 6,561	$ 7,491	$ 8,191	$ 6,561	$ 7,491	$ 8,191
Less: CO_2 EBITDA[1]	-	-	-	(1,561)	(1,823)	(1,892)
Plus: New EBITDA Acquired[2]	-	-	-	1,040	1,092	1,147
EBITDA	**$ 6,561**	**$ 7,491**	**$ 8,191**	**$ 6,041**	**$ 6,760**	**$ 7,447**
Plus: Synergies	$ -	$ -	$ -	$ -	$ -	$ -
Less: Maintenance Capex	(454)	(466)	(478)	(454)	(466)	(478)
Less: Cash Interest Expense	(1,159)	(1,373)	(1,487)	(1,159)	(1,373)	(1,487)
Less: Other Adjustments	(77)	(98)	(102)	(77)	(98)	(102)
Distributable Cash Flow	$ 4,871	$ 5,554	$ 6,124	$ 4,350	$ 4,823	$ 5,379
Coverage Ratio	*0.98x*	*0.99x*	*0.99x*	*0.98x*	*0.99x*	*0.99x*
Distributed Cash Flow	$ 4,995	$ 5,617	$ 6,193	$ 4,462	$ 4,878	$ 5,439
Less: GP Distributed Cash Flow	$ (2,173)	$ (2,497)	$ (2,791)	$ (1,906)	$ (2,127)	$ (2,414)
LP Distributed Cash Flow	$ 2,823	$ 3,120	$ 3,402	$ 2,556	$ 2,750	$ 3,025
Average Common Units Outstanding	484	505	527	484	505	527
GP Contribution (% of Total Distributions)	43%	44%	45%	43%	44%	44%
LP Distributed Cash Flow / Unit	**$ 5.83**	**$ 6.18**	**$ 6.46**	**$ 5.28**	**$ 5.45**	**$ 5.74**
Accretion / (Dilution) to Port Arthur Unitholders				*(9.4%)*	*(11.8%)*	*(11.1%)*
GP Distributed Cash Flow	**$ 2,173**	**$ 2,497**	**$ 2,791**	**$ 1,906**	**$ 2,127**	**$ 2,414**
Accretion / (Dilution) to Port Arthur GP				*(12.3%)*	*(14.8%)*	*(13.5%)*

Source: Projections from Irving Management.

(1) CO_2 projection provided by Irving Management.

(2) Assumes 5% annual EBITDA growth.

Jefferies LLC / August 2014

11

Jefferies

Investment by “Validating Investor” Key Points Port Arthur could also consider soliciting an investment by a “validating investor” While such an investment might improve market confidence in Port Arthur, it would not solve the primary challenges facing Port Arthur, particularly its high cost of capital In addition, this alternative is more typically associated with companies in distress and could be expensive Validating Investor For companies that trade at meaningful discounts to their business peers, an investment by a well-known “validating investor” can increase market confidence and result in an improved valuation A recent example is Warren Buffett’s investment in Goldman Sachs during the financial crisis Buffett announced an investment of $5 Billion in Goldman Sachs in September 2008 during a period of unrest in the financial markets generally and market confidence in investment banks in particular Buffett’s financial stature and investment track record reduced speculation that Goldman Sachs faced an impeding liquidity crisis Goldman’s stock price immediately rebounded when the news of Buffet’s investment was released Berkshire Hathaway / Buffett eventually netted a return of approximately 20% on the investment(1) “Validating investments” are generally made in companies that are in a state of distress, are over-levered or face other challenges not germane to Port Arthur While an investment by a “validating investor” in Port Arthur might increase market confidence in the MLP, it would be expensive relative to Port Arthur’s typical funding costs and it would not solve the issues associated with Port Arthur’s high cost of capital Alternative #6 Berkshire Hathaway received a 10% dividend, 10% call premium and warrants to buy shares of Goldman Sachs in exchange for the $5 Billion investment. Goldman called the investment in April 2011 and Berkshire received 13.1 million Goldman shares in October 2013. Return calculated based on Goldman closing stock price at time of announcement of warrant exercise. 12

Potential Pro Forma Trading Analysis 13

Comparable Trading Metrics Comparable Midstream Yield Analysis Source: Capital IQ. Note: Pricing as of 08/06/14; represents consolidated entities. Irving implied valuation based on pro forma structure and projections from Irving Management; assumed 4.5% yield. 14 Irving Irving Current Pro Forma (1) EPD WMB SE Market Capitalization 36,805 $ 95,324 $ 68,907 $ 40,780 $ 26,848 $ Consolidated Enterprise Value 89,521 $ 136,140 $ 86,525 $ 58,586 $ 42,039 $ Distributed Cash Flow Yield Current 4.8% 4.5% 3.9% 3.1% 3.3% 2015E 5.2% 4.5% 4.2% 3.8% 3.7% 2016E 5.6% 5.0% 4.4% 4.6% 4.0% 2017E 5.8% 5.4% 4.8% 4.9% 4.2% '14E - '17E Distribution Growth Rate 8.2% 10.0% 6.6% 15.7% 7.0%

Implied Post-Transaction Valuation – Based on Assumed Yield Irving Yield vs. GP Comparables Implied Irving Valuation Sensitivities (Based on Pricing as of 08/06/14) Irving: 4.84% OKE: 3.56% SE: 3.28% WMB: 3.06% ETE: 2.59% PAGP: 2.48% TRGP: 2.07% WGP: 1.90% Source: Capital IQ. 15 Irving Current Price (as of 08/06/14) 35.56 $ Assumed Post-Transaction Distribution per Share 2.00 $ Assumed Post-Transaction Yield 3.50% 3.75% 4.00% 4.25% 4.50% 4.75% 5.00% Implied Market Price 57.14 $ 53.33 $ 50.00 $ 47.06 $ 44.44 $ 42.11 $ 40.00 $ Premium / (Discount) to Current 60.7% 50.0% 40.6% 32.3% 25.0% 18.4% 12.5%

Holders List and Crossholder Analysis 16

Top 25 Holders and Trading Statistics

Irving

Holder	Mkt Value Held	% of Outst.
Rich Kinder	$ 8,645	23.5%
PineBridge Investments	2,449	6.7%
Capital Research and Mgmt. Co.	2,113	5.7%
BlackRock, Inc.	1,531	4.2%
The Vanguard Group	1,239	3.4%
State Street Global Advisors	1,181	3.2%
Sarofim, Fayez Shalaby	1,124	3.1%
Delaware Management Business Trust	429	1.2%
Shaper, C. Park	378	1.0%
Kayne Anderson Capital Advisors	332	0.9%
Fayez Sarofim & Co.	315	0.9%
Massachusetts Financial Services Co.	301	0.8%
Northern Trust Global Investments	292	0.8%
Kean, Steven J.	287	0.8%
Morgan Stanley, Brokerage Investments	247	0.7%
D. E. Shaw Investment Management	214	0.6%
Principal Global Investors	200	0.5%
Norges Bank Investment Management	198	0.5%
BNY Mellon Asset Management	193	0.5%
UBS Global Asset Management	193	0.5%
CI Investments	192	0.5%
FPR Partners	186	0.5%
Renaissance Technologies Corp.	177	0.5%
Thornburg Investment Management	172	0.5%
Advisory Research	170	0.5%

Trading Statistics		
Shares O/S (MM)		1,035
Short Interest Shares (MM)		18
Float (%)		64%
Three-Month ADTV (MM)		5.4
Price as of 08/06/14	$	35.56
52-Week High	$	38.30
% of 52-Week High		*93%*
52-Week Low	$	30.81
% of 52-Week Low		*115%*

Port Arthur

Holder	Mkt Value Held	% of Outst.
Kinder Morgan, Inc.	$ 1,998	7.6%
ALPS Advisers	844	3.2%
JPMorgan Chase & Co, Private Banking	515	1.9%
Fayez Sarofim & Co.	369	1.4%
UBS Global Asset Management	298	1.1%
ClearBridge Investments	267	1.0%
Kayne Anderson Capital Advisors	263	1.0%
Miller Howard Investments	184	0.7%
Epoch Investment Partners	181	0.7%
Merrill Lynch & Co. Inc., Asset Mgmt.	161	0.6%
Deutsche Bank, Private Banking	155	0.6%
Morgan Stanley, Brokerage Investments	136	0.5%
Renaissance Technologies Corp.	102	0.4%
Tortoise Capital Advisors	92	0.3%
Bank of America Corp. Asset Mgmt.	91	0.3%
BAWAG P.S.K.	88	0.3%
Susquehanna International Group	88	0.3%
Tesuji Partners	83	0.3%
Credit Suisse, Securities Investments	81	0.3%
Invesco Ltd.	81	0.3%
Wells Fargo & Company, Private Banking	81	0.3%
Goldman Sachs Asset Management	74	0.3%
Nomura Asset Management	73	0.3%
RBC, Banking & Securities Investments	66	0.2%
PNC Capital Advisors	64	0.2%

Trading Statistics		
Units O/S (MM)		330
Short Interest Units (MM)		5
Float (%)		100%
Three-Month ADTV (MM)		1.1
Price as of 08/06/14	$	79.93
52-Week High	$	84.98
% of 52-Week High		*94%*
52-Week Low	$	71.32
% of 52-Week Low		*112%*

Round Rock

Holder	Mkt Value Held	% of Outst.
Kinder Morgan, Inc.	$ 1,252	12.6%
Kayne Anderson Capital Advisors	883	8.9%
ClearBridge Investments	367	3.7%
Cortland Advisers	313	3.1%
Center Coast Capital Advisors	281	2.8%
Energy Income Partners	273	2.7%
Harvest Fund Advisors	260	2.6%
Brave Warrior Advisors	256	2.6%
Tortoise Capital Advisors	250	2.5%
Managed Account Advisors	249	2.5%
Liberty Street Advisors	195	2.0%
Salient Partners	164	1.7%
Advisory Research	139	1.4%
BlackRock, Inc.	134	1.3%
The London Company Invst. Counsel	116	1.2%
Eagle Global Advisors	101	1.0%
Tesuji Partners	80	0.8%
State Street Global Advisors	77	0.8%
First Trust Advisors	75	0.8%
Cushing MLP Asset Management	75	0.8%
Nicholas Company	70	0.7%
UBS Global Asset Management	63	0.6%
Invesco Ltd.	61	0.6%
Merrill Lynch & Co. Inc., Asset Mgmt.	60	0.6%
Swiss National Bank, Asset Management	59	0.6%

Trading Statistics		
Units O/S (MM)		131
Short Interest Units (MM)		2
Float (%)		78%
Three-Month ADTV (MM)		0.4
Price as of 08/06/14	$	75.84
52-Week High	$	80.07
% of 52-Week High		*95%*
52-Week Low	$	66.21
% of 52-Week Low		*115%*

Elgin

Holder	Mkt Value Held	% of Outst.
Kinder Morgan, Inc.	$ 3,037	39.1%
OppenheimerFunds	313	4.0%
Deutsche Wealth Management	286	3.7%
Center Coast Capital Advisors	259	3.3%
Kayne Anderson Capital Advisors	257	3.3%
ALPS Advisers	222	2.9%
Liberty Street Advisors	202	2.6%
ClearBridge Investments	193	2.5%
UBS Global Asset Management	126	1.6%
Eagle Global Advisors	123	1.6%
Energy Income Partners	115	1.5%
JPMorgan Chase & Co, Private Banking	95	1.2%
Tortoise Capital Advisors	83	1.1%
Legg Mason Inc.	69	0.9%
Invesco Ltd.	68	0.9%
Harvest Fund Advisors	65	0.8%
Deutsche Bank, Private Banking	64	0.8%
American Century Investment Mgmt.	62	0.8%
Credit Suisse, Securities Investments	57	0.7%
Renaissance Technologies Corp.	50	0.6%
Citigroup Inc., Asset Management	37	0.5%
Morgan Stanley Investment Management	36	0.5%
ING	35	0.4%
First Trust Advisors	35	0.4%
Morgan Stanley, Brokerage Investments	27	0.4%

Trading Statistics		
Units O/S (MM)		231
Short Interest Units (MM)		2
Float (%)		61%
Three-Month ADTV (MM)		0.7
Price as of 08/06/14	$	33.63
52-Week High	$	43.15
% of 52-Week High		*78%*
52-Week Low	$	28.87
% of 52-Week Low		*116%*

Source: Capital IQ and public filings.
Note: Pricing as of 08/06/14; holdings for insiders or affiliated entities noted above not representative of holdings disclosed by Irving Management for pro forma analysis.

Jefferies LLC / August 2014
17
Jefferies

Crossholder Analysis

Crossholder Details

Holder	Market Value of Holdings: Irving	Port Arthur	Round Rock	Elgin	Total Market Vlaue Held	# of Entities Held	Average Position	Median Position
Kinder, Richard D.	$ 8,645	$ 27	$ 26	$ 4	$ 8,702	4	$ 2,175	$ 27
Kinder Morgan, Inc.	-	1,998	1,252	3,037	6,288	3	2,096	2,518
PineBridge Investments	2,449	-	-	-	2,449	1	2,449	2,449
Capital Research and Mgmt. Co.	2,113	-	-	-	2,113	1	2,113	2,113
Kayne Anderson	332	263	883	257	1,735	4	434	332
BlackRock	1,531	1	134	-	1,666	3	555	134
State Street Global Advisors	1,181	14	77	3	1,274	4	319	77
The Vanguard Group	1,239	-	30	-	1,270	2	635	635
Sarofim, Fayez Shalaby	1,124	-	-	-	1,124	1	1,124	1,124
ALPS Advisers	14	844	-	222	1,080	3	360	533
ClearBridge Investments	1	267	367	193	828	4	207	267
Fayez Sarofim & Co.	315	369	-	0	684	3	228	342
UBS Global Asset Mgmt.	193	298	63	126	681	4	170	193
JPMorgan, Private Banking	42	515	24	95	676	4	169	95
Center Coast Capital Advisors	108	0	281	259	648	4	162	259
Energy Income Partners	112	56	273	115	556	4	139	115
Liberty Street Advisors	64	0	195	202	462	4	115	195
OppenheimerFunds	121	6	4	313	444	4	111	121
Tortoise Capital Advisors	5	92	250	83	429	4	107	92
Delaware Management Business Trust	429	-	-	-	429	1	429	429
Morgan Stanley, Brokerage Investments	247	136	14	27	425	4	106	136
Harvest Fund Advisors	21	56	260	65	401	4	100	65
Deutsche Bank, Private Banking	130	155	32	64	379	4	95	130
Shaper, C. Park	378	-	-	-	378	1	378	378
Merrill Lynch, Asset Management	150	161	60	5	375	4	94	150
Top 25 Holders (Total / Average)	$ 20,945	$ 5,259	$ 4,223	$ 5,070	$ 35,497	3	NA	NA

Source: Capital IQ and public filings.
Note: Pricing as of 08/06/14; holdings for insiders or affiliated entities noted above not representative of holdings disclosed by Irving Management for pro forma analysis.

Jefferies LLC / August 2014 18

Jefferies

Pro Forma Capital Flexibility 19

Pro Forma Capital Flexibility 1.1x 2015E Coverage Ratio vs. 0.98x Standalone 2015E for Port Arthur 1 Ability to Retain Earnings to Fund Growth Projects 3 Deeper Pool of Capital Available to C-Corps vs. MLPs 4 Absence of “Qualifying Income” Requirement Allows for Broader Class of Potential Acquisitions 5 2 Assumed Preservation of Investment Grade Credit Ratings Key Considerations 20

Entity Level Debt Maturity Profiles Irving Port Arthur Elgin Source: Public filings and Bloomberg. ($ Millions) ($ Millions) ($ Millions) 21

Entity Level Debt Maturity Profiles (Cont'd)

($ in Millions)

Irving

Issuer	Coupon	Maturity	Amount
KMI Borrowings:			
Kinder Morgan Inc	5.15%	03/01/15	$ 250
El Paso LLC	8.25%	02/15/16	67
El Paso LLC	7.00%	06/15/17	786
Sonat Inc	7.00%	02/01/18	82
El Paso LLC	7.25%	06/01/18	477
El Paso LLC	6.50%	09/15/20	349
Kinder Morgan Inc	5.00%	02/15/21	750
Kinder Morgan Inc	5.63%	11/15/23	750
El Paso LLC	6.70%	02/15/27	7
Kinder Morgan Inc	6.67%	11/01/27	7
Kinder Morgan Inc	7.25%	03/01/28	32
El Paso LLC	6.95%	06/01/28	30
El Paso LLC	8.05%	10/15/30	234
El Paso LLC	7.80%	08/01/31	537
El Paso LLC	7.75%	01/15/32	1,005
El Paso CGP Co LLC	7.75%	10/15/35	1
El Paso LLC	7.42%	02/15/37	47
Kinder Morgan Inc	7.45%	03/01/98	26
Senior Term Loan	-	-	650
Preferred Securities	-	-	280
Credit Facility		03/31/28	820
Subsidiary Borrowings (as Obligor):			
Kinder Morgan Finance	5.70%	01/05/16	$ 850
Kinder Morgan Finance	6.00%	01/15/18	750
Kinder Morgan Finance	6.40%	01/05/36	36
EPC Building Note	3.97%		457
Other Misc. Debt	-	-	52
Total Debt as of June 30, 2014			$ 9,333

Port Arthur

Issuer	Coupon	Maturity	Amount
KMP Borrowings:			
Kinder Morgan Energy Partners	5.13%	11/15/14	$ 500
Kinder Morgan Energy Partners	5.63%	02/15/15	300
Kinder Morgan Energy Partners	3.50%	03/01/16	500
Kinder Morgan Energy Partners	6.00%	02/01/17	600
Kinder Morgan Energy Partners	5.95%	02/15/18	975
Kinder Morgan Energy Partners	2.65%	02/01/19	800
Kinder Morgan Energy Partners	9.00%	02/01/19	500
Kinder Morgan Energy Partners	6.85%	02/15/20	700
Kinder Morgan Energy Partners	5.30%	09/15/20	600
Kinder Morgan Energy Partners	3.50%	03/01/21	750
Kinder Morgan Energy Partners	5.80%	03/01/21	400
Kinder Morgan Energy Partners	4.15%	03/01/22	375
Kinder Morgan Energy Partners	3.95%	09/01/22	1,000
Kinder Morgan Energy Partners	3.45%	02/15/23	625
Kinder Morgan Energy Partners	3.50%	09/01/23	600
Kinder Morgan Energy Partners	4.15%	02/01/24	650
Kinder Morgan Energy Partners	7.40%	03/15/31	300
Kinder Morgan Energy Partners	7.75%	03/15/32	300
Kinder Morgan Energy Partners	7.30%	08/15/33	500
Kinder Morgan Energy Partners	5.80%	03/15/35	500
Kinder Morgan Energy Partners	6.50%	02/01/37	400
Kinder Morgan Energy Partners	6.95%	01/15/38	1,175
Kinder Morgan Energy Partners	6.50%	09/01/39	600
Kinder Morgan Energy Partners	6.55%	09/15/40	400
Kinder Morgan Energy Partners	6.38%	03/01/41	600
Kinder Morgan Energy Partners	5.63%	09/01/41	375
Kinder Morgan Energy Partners	5.00%	08/15/42	625
Kinder Morgan Energy Partners	5.00%	03/01/43	700
Kinder Morgan Energy Partners	5.50%	03/01/44	750
Commercial Paper	-	-	$ 513
Credit Facility	-	05/01/18	-
Subsidiary Borrowings (as Obligor):			
Copano Energy LLC	7.13%	04/01/21	$ 332
El Paso Natural Gas Co	5.95%	04/15/17	355
El Paso Natural Gas Co	8.63%	01/15/22	260
El Paso Natural Gas Co	7.50%	11/15/26	200
El Paso Natural Gas Co	8.38%	06/15/32	300
Tennessee Gas Pipeline	8.00%	02/01/16	250
Tennessee Gas Pipeline	7.50%	04/01/17	300
Tennessee Gas Pipeline	7.00%	03/15/27	300
Tennessee Gas Pipeline	7.00%	10/15/28	400
Tennessee Gas Pipeline	8.38%	06/15/32	240
Tennessee Gas Pipeline	7.63%	04/01/37	300
Other Miscellaneous Subs. Debt	-	-	97
Total Debt as of June 30, 2014			$ 20,947

Elgin

Issuer	Coupon	Maturity	Amount
Colorado Interstate Gas	5.95%	03/15/15	$ 35
Colorado Interstate Gas	6.80%	11/15/15	340
Colorado Interstate Gas	6.85%	06/15/37	100
El Paso Pipeline Partners	4.10%	11/15/15	$ 375
El Paso Pipeline Partners	6.50%	04/01/20	535
El Paso Pipeline Partners	5.00%	10/01/21	500
El Paso Pipeline Partners	4.30%	05/01/24	600
El Paso Pipeline Partners	7.50%	11/15/40	375
El Paso Pipeline Partners	4.70%	11/01/42	475
Credit Facility due 2016	-	-	-
Southern Natural Gas	5.90%	04/01/17	$ 500
Southern Natural Gas	4.40%	06/15/21	300
Southern Natural Gas	7.35%	02/15/31	153
Southern Natural Gas	8.00%	03/01/32	258
Southern LNG	9.75%	2016	64
Other Financing Obligations			$ 181
Total Debt as of June 30, 2014			$ 4,791

Source: Public filings and Bloomberg.

Jefferies LLC / August 2014

22

Jefferies

Potential Pro Forma Impact 23

Summary of Key Transaction Assumptions Transaction Assumptions Summary Jefferies has relied upon guidance from Irving Management for forecast inputs and assumptions through 2018E Pricing, exchange ratios and implied premiums based off of 08/06/14 closing prices and the transaction structure currently contemplated Port Arthur Consideration: Assumes consideration of $10.77 in cash per unit plus a 2.1931x equity exchange ratio Round Rock Consideration: Assumes 2.4849x exchange ratio for Round Rock, consisting of 100% equity consideration Elgin Consideration: Assumes consideration of $4.65 in cash per unit plus a 0.9451x equity exchange ratio 2019E – 2023E Forecast Assumptions Port Arthur Assumes annual Port Arthur EBITDA growth of 5% (2% baseline growth and 3% EBITDA growth funded via capex) Maintenance capex assumed to be 5% of EBITDA EBITDA growth from capex assumed at a 7.0x investment multiple Growth capex funded with 50% / 50% debt and equity Elgin Assumes annual Elgin EBITDA growth of 5% (2% baseline growth and 3% EBITDA growth funded via capex) Maintenance capex assumed to be 3.25% of EBITDA EBITDA growth from capex assumed at a 7.0x investment multiple Growth capex funded with 50% / 50% debt and equity Irving Port Arthur and Elgin growth in LP distributions / GP cash flow based on current interest in each respective entity Assumes no new debt / equity issued at Irving Assumes ~35% tax rate Relies upon guidance from Irving Management and PwC regarding tax-related analysis 24

Preliminary Sources & Uses Source: Projections from Irving Management. Note: Based on 08/06/14 pricing; assumes consideration of $10.77 in cash per unit plus a 2.1931x equity exchange ratio for Port Arthur; assumes 2.4849x exchange ratio for Round Rock, consisting of 100% equity consideration; assumes consideration of $4.65 in cash per unit plus a 0.9451x equity exchange ratio for Elgin. ($Millions) 25 Irving Consolidated Sources & Uses Sources % Allocation Irving Shares 39,420 $ 56% New Irving Debt 4,200 6% Assumed Port Arthur Debt 22,201 31% Assumed Elgin Debt 4,764 7% Total Sources 70,585 $ 100% Uses Purchase Port Arthur Equity 27,626 $ Purchase Round Rock Equity 10,470 Purchase Elgin Equity 5,325 Existing Port Arthur Debt 22,201 Existing Elgin Debt 4,764 Transaction Expenses 200 Total Uses 70,585 $ Round Rock Sources & Uses Sources Irving Shares 10,470 $ New Irving Debt - Assumed Round Rock Debt - Total Sources 10,470 $ Uses Purchase Round Rock Equity 10,470 $ Existing Round Rock Debt - Total Uses 10,470 $ Elgin Sources & Uses Sources Irving Shares 4,678 $ New Irving Debt 647 Assumed Elgin Debt 4,764 Total Sources 10,089 $ Uses Purchase Elgin Equity 5,325 $ Existing Elgin Debt 4,764 Total Uses 10,089 $

Port Arthur – Equivalent Distribution per Unit Projections(1) Irving – Dividend per Share Projections Distributed Cash Flow Growth Source: Projections from Irving Management. Note: Distributions based on pre-tax values. Port Arthur pro forma represents LP distribution per unit equivalent based on equity component proposed exchange ratio of 2.1931x; Port Arthur status quo based on equivalent percent equity funded equivalent distribution. 2015E – 2019E CAGR Status Quo: 4.6% Pro Forma: 10.0% 2019E – 2023E CAGR Status Quo: 2.8% Pro Forma: 5.6% 2015E – 2019E CAGR Status Quo: 6.5% Pro Forma: 10.0% 2019E – 2023E CAGR Status Quo: 6.7% Pro Forma: 5.6% 26

Potential Financial Impact Irving Potential Financial Impact Note: Based on projections from Irving Management. Assumes 4.6% yield.

Assumes 4.5% yield.

Based on Port Arthur and Elgin 2014E interest expense; assumes future debt maturities are refinanced at pro forma Irving at 4.75%, stepping up to 5.75%. ($Millions, except per unit values) 27 Irving Status Quo (1) Irving Pro Forma (2) Irving Projections 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Irving Cash Flows Port Arthur LP Unit Distributions 257 $ 273 $ 285 $ 307 $ 307 $ 316 $ 325 $ 334 $ 343 $ - $ - $ - $ - $ - $ - $ - $ - $ - $ Port Arthur GP Cash Flows 2,173 2,497 2,791 3,205 3,409 3,626 3,856 4,100 4,358 - - - - - - - - - Elgin LP Unit Distributions 241 241 253 258 267 275 283 292 300 - - - - - - - - - Elgin GP Cash Flows 239 247 290 306 335 363 394 425 459 - - - - - - - - - Port Arthur / Elgin EBITDA - - - - - - - - - 7,741 8,680 9,573 10,985 11,537 12,117 12,726 13,365 14,036 Cash From Citrus 161 142 154 154 154 154 154 154 154 161 142 154 154 154 154 154 154 154 Cash From NGPL (1) 1 (0) (0) (0) (0) (0) (0) (0) (1) 1 (0) (0) (0) (0) (0) (0) (0) Cash from Plantation - - - - - - - - - 60 60 60 60 60 60 60 60 60 Irving Sustaining Capex (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) (4) Synergies - - - - - - - - - 20 20 20 20 20 20 20 20 20 Port Arthur / Elgin Maintenance Capital - - - - - - - - - (501) (513) (525) (538) (552) (580) (609) (639) (671) Port Arthur / Elgin Other - - - - - - - - - (88) (109) (113) (117) (117) (117) (117) (117) (117) Irving G&A (32) (33) (34) (35) (35) (35) (35) (35) (35) (32) (33) (34) (35) (35) (35) (35) (35) (35) Existing Irving Interest Expense (509) (540) (612) (616) (616) (616) (616) (616) (616) (509) (540) (612) (616) (616) (616) (616) (616) (616) Existing Port Arthur / Elgin Interest Expense (3) - - - - - - - - - (1,292) (1,307) (1,319) (1,320) (1,337) (1,350) (1,363) (1,384) (1,400) Interest Expense from Acquisitions - - - - - - - - - (200) (200) (200) (200) (200) (200) (200) (200) (200) Interest Expense from Growth Capex - - - - - - - - - (108) (376) (649) (883) (1,054) (1,197) (1,348) (1,506) (1,673) Cash Taxes (619) (709) (933) (1,222) (1,308) (1,401) (1,499) (1,603) (1,712) (382) (599) (792) (1,216) (1,347) (1,498) (1,656) (1,820) (1,993) Cash Flows Available for Dividends 1,908 $ 2,115 $ 2,189 $ 2,352 $ 2,508 $ 2,678 $ 2,857 $ 3,047 $ 3,247 $ 4,865 $ 5,222 $ 5,558 $ 6,289 $ 6,508 $ 6,754 $ 7,012 $ 7,278 $ 7,561 $ Coverage - $ - $ - $ - $ - $ - $ - $ - $ - $ 516 $ 290 $ 15 $ 192 $ - $ - $ - $ - $ - $ Distributed Cash Flow 1,908 $ 2,115 $ 2,189 $ 2,352 $ 2,508 $ 2,678 $ 2,857 $ 3,047 $ 3,247 $ 4,349 $ 4,932 $ 5,543 $ 6,097 $ 6,508 $ 6,754 $ 7,012 $ 7,278 $ 7,561 $ Shares Outstanding (Including Warrants) 1,036 1,060 1,059 1,061 1,061 1,061 1,061 1,061 1,061 2,175 2,242 2,291 2,291 2,291 2,291 2,291 2,291 2,291 Dividend per Share (Including Warrants) 1.84 $ 2.00 $ 2.07 $ 2.22 $ 2.36 $ 2.52 $ 2.69 $ 2.87 $ 3.06 $ 2.00 $ 2.20 $ 2.42 $ 2.66 $ 2.84 $ 2.95 $ 3.06 $ 3.18 $ 3.30 $ Accretion / (Dilution) (by Value) 0.16 $ 0.20 $ 0.35 $ 0.44 $ 0.48 $ 0.42 $ 0.37 $ 0.31 $ 0.24 $ Accretion / (Dilution) (by Percent) 9% 10% 17% 20% 20% 17% 14% 11% 8% % Growth 8% 4% 7% 7% 7% 7% 7% 7% 10% 10% 10% 7% 4% 4% 4% 4% Shares Outstanding (Excluding Warrants) 1,036 1,036 1,035 1,036 1,036 1,036 1,036 1,036 1,036 2,145 2,188 2,222 2,222 2,222 2,222 2,222 2,222 2,222 Dividend per Share (Excluding Warrants) 1.84 $ 2.04 $ 2.12 $ 2.27 $ 2.42 $ 2.58 $ 2.76 $ 2.94 $ 3.13 $ 2.03 $ 2.25 $ 2.49 $ 2.74 $ 2.93 $ 3.04 $ 3.16 $ 3.27 $ 3.40 $ Accretion / (Dilution) (by Value) 0.2 $ 0.2 $ 0.4 $ 0.5 $ 0.5 $ 0.5 $ 0.4 $ 0.3 $ 0.3 $ Accretion / (Dilution) (by Percent) 10% 10% 18% 21% 21% 18% 14% 11% 9% % Growth 11% 4% 7% 7% 7% 7% 7% 7% 11% 11% 10% 7% 4% 4% 4% 4% Debt / Credit Statistics 100% Consolidated Debt 39,672 $ 45,059 $ 48,916 $ 49,816 $ 50,757 $ 51,674 $ 52,559 $ 53,404 $ 54,199 $ 45,203 $ 50,389 $ 55,241 $ 58,862 $ 61,297 $ 63,854 $ 66,539 $ 69,359 $ 72,319 $ 100% Consolidated Debt / 100% Consolidated EBITDA 4.96 x 5.06 x 4.98 x 4.44 x 4.31 x 4.18 x 4.05 x 3.93 x 3.80 x 5.64 x 5.64 x 5.62 x 5.23 x 5.20 x 5.16 x 5.12 x 5.09 x 5.06 x

Potential Financial Impact Port Arthur Potential Financial Impact Note: Based on projections from Irving Management. Based on 2014 distribution guidance of $5.58 for Port Arthur and unit price of $79.93 as of 08/06/14. Equity portion of consideration; exchange ratio based on transaction structure currently contemplated. Assumes 4.50% yield. Based on transaction structure currently contemplated. Represents approximate calculation for average unitholder; based on Irving Management provided data and analysis and is representative; assumes individual tax rate of 35% for ordinary income and 22% tax rate for capital gains; assumes Port Arthur all-in implied purchase price of $88.76 as of 08/06/14; refer to “Port Arthur Potential Unitholder Tax Implications” for additional calculation details. Calculated by adjusting Port Arthur distribution projections by percentage of cash consideration received in transaction. Calculated by multiplying adjusted exchange ratio by pro forma Irving dividend. ($Millions, except per unit values) 28 Pro Forma Port Arthur Port Arthur Impact 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Port Arthur Pro Forma (Value) Expected Distributions 5.83 $ 6.18 $ 6.46 $ 6.96 $ 6.97 $ 7.17 $ 7.37 $ 7.58 $ 7.78 $ Assumed Yield (1) 6.98% 6.98% 6.98% 6.98% 6.98% 6.98% 6.98% 6.98% 6.98% Implied Unit Price 83.51 $ 88.52 $ 92.54 $ 99.70 $ 99.81 $ 102.72 $ 105.63 $ 108.56 $ 111.48 $ Adjusted Exchange Ratio (2) 2.1931 2.1931 2.1931 2.1931 2.1931 2.1931 2.1931 2.1931 2.1931 Irving Pro Forma Dividend 2.00 $ 2.20 $ 2.42 $ 2.66 $ 2.93 $ 3.22 $ 3.38 $ 3.51 $ 3.65 $ Implied Value of Irving Stock (Based on Adj. Exchange Ratio) (3) 97.47 $ 107.22 $ 117.94 $ 129.73 $ 142.71 $ 156.98 $ 164.75 $ 171.20 $ 177.76 $ Cash Portion Received (4) 10.77 10.77 10.77 10.77 10.77 10.77 10.77 10.77 10.77 Total Value to Unitholders 108.24 $ 117.99 $ 128.71 $ 140.51 $ 153.48 $ 167.75 $ 175.52 $ 181.97 $ 188.53 $ Estimated Unitholder Taxes (5) (12.12) $ (12.12) $ (12.12) $ (12.12) $ (12.12) $ (12.12) $ (12.12) $ (12.12) $ (12.12) $ Total Value to Unitholders (After-Taxes) 96.12 $ 105.87 $ 116.59 $ 128.38 $ 141.36 $ 155.63 $ 163.40 $ 169.85 $ 176.41 $ Implied Value Uplift (Pre-tax) 24.73 $ 29.47 $ 36.18 $ 40.81 $ 53.67 $ 65.03 $ 69.89 $ 73.41 $ 77.05 $ % Value Uplift (Pre-tax) 30% 33% 39% 41% 54% 63% 66% 68% 69% Implied Value Uplift (After-tax) 12.61 $ 17.34 $ 24.06 $ 28.69 $ 41.55 $ 52.91 $ 57.77 $ 61.29 $ 64.93 $ % Value Uplift (After-tax) 15% 20% 26% 29% 42% 52% 55% 56% 58% Adjusted Port Arthur Distribution (6) 5.12 $ 5.43 $ 5.68 $ 6.12 $ 6.12 $ 6.30 $ 6.48 $ 6.66 $ 6.84 $ Pro Forma Dividend to Port Arthur Unitholders (7) 4.39 $ 4.82 $ 5.31 $ 5.84 $ 6.42 $ 7.06 $ 7.41 $ 7.70 $ 8.00 $ Accretion / (Dilution) (by Value) (0.74) $ (0.61) $ (0.37) $ (0.28) $ 0.30 $ 0.76 $ 0.93 $ 1.05 $ 1.16 $ Accretion / (Dilution) (by Percent) (14%) (11%) (6%) (5%) 5% 12% 14% 16% 17% Cumulative Accretion / (Dilution) (0.74) $ (1.34) $ (1.71) $ (1.99) $ (1.69) $ (0.92) $ 0.01 $ 1.06 $ 2.22 $

Present Value of Future Irving Dividends vs. Future Port Arthur Distributions 29

Present Value Analysis Present Value of Future Irving Dividends vs. Future Port Arthur Distributions Equivalent Distribution Analysis Note: Based on projections from Irving Management; distributions based on pre-tax values. Calculated by adjusting Port Arthur distribution projections by percentage of cash consideration received in transaction. Calculated by multiplying adjusted exchange ratio by pro forma Irving dividend. 30 NPV of Distributions at 8% Rate Adjusted Port Arthur Distribution 37.34 $ Pro Forma Dividend to Port Arthur Unitholders $38.01 Pro Forma Port Arthur 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Distribution Comparison Port Arthur Status Quo Distribution 5.83 $ 6.18 $ 6.46 $ 6.96 $ 6.97 $ 7.17 $ 7.37 $ 7.58 $ 7.78 $ % Equity Funded 88% 88% 88% 88% 88% 88% 88% 88% 88% Adjusted Port Arthur Distribution (1) 5.12 $ 5.43 $ 5.68 $ 6.12 $ 6.12 $ 6.30 $ 6.48 $ 6.66 $ 6.84 $ Pro Forma Dividend to Port Arthur Unitholders (2) 4.39 $ 4.82 $ 5.31 $ 5.84 $ 6.42 $ 7.06 $ 7.41 $ 7.70 $ 8.00 $ Accretion / (Dilution) (by Value) (0.74) $ (0.61) $ (0.37) $ (0.28) $ 0.30 $ 0.76 $ 0.93 $ 1.05 $ 1.16 $ Accretion / (Dilution) (by Percent) (14.4%) (11.1%) (6.5%) (4.5%) 4.9% 12.1% 14.4% 15.7% 17.0%

Certain Tax Considerations Jefferies is not a tax advisor and has prepared the analysis herein for informational purposes only. The Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock should seek outside tax advice as they deem appropriate. 31

Tax Detail Irving Tax Detail ($Millions) Note: Based on projections from Irving Management. Irving capex partially split between taxable maintenance capex and depreciated maintenance capex. Jefferies is not a tax advisor and has prepared the analysis herein for informational purposes only. The Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock should seek outside tax advice as they deem appropriate. 32 Pro Forma Taxes 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Consolidated EBITDA 7,729 $ 8,667 $ 9,559 $ 10,970 $ 11,522 $ 12,102 $ 12,711 $ 13,350 $ 14,021 $ Taxable Cash Flow From Citrus 32 28 31 31 31 31 31 31 31 Taxable Cash Flow From NGPL (0) 0 (0) (0) (0) (0) (0) (0) (0) Taxable Cash Flow From Plantation 18 18 18 18 18 18 18 18 18 Other (88) (109) (113) (117) (117) (117) (117) (117) (117) Irving Sustaining Capex (4) (4) (4) (4) (4) (4) (4) (4) (4) Interest Expense (2,109) (2,417) (2,756) (2,966) (3,125) (3,268) (3,430) (3,609) (3,791) Maintenance Capex (1) (200) (205) (210) (215) (221) (232) (244) (256) (269) Tax Depreciation & Remedial Income (4,331) (4,869) (5,478) (5,823) (5,883) (6,018) (6,168) (6,268) (6,337) Taxable Income 1,047 $ 1,109 $ 1,047 $ 1,894 $ 2,221 $ 2,512 $ 2,798 $ 3,144 $ 3,552 $ Tax Rate 36.5% 36.5% 36.5% 36.5% 36.5% 36.5% 36.5% 36.5% 36.5% Consolidated Taxes $382 $405 $382 $691 $810 $917 $1,021 $1,148 $1,297

Implied Benefit to Irving of the Port Arthur Step-Up

($Millions)

Step-Up Analysis

	Port Arthur Step-Up Analysis								
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Current Tax Depreciation & Remedial Income	$ 4,331	$ 4,331	$ 4,331	$ 4,331	$ 4,331	$ 4,331	$ 4,331	$ 4,331	$ 4,331
Tax Depreciation & Remedial Income Excluding Port Arthur Step-Up	2,549	2,783	3,109	3,285	3,353	3,471	3,536	3,560	3,637
Incremental Benefit due to Port Arthur Step-Up	**$ 1,782**	**$ 1,548**	**$ 1,222**	**$ 1,046**	**$ 979**	**$ 860**	**$ 795**	**$ 771**	**$ 694**
Consolidated Taxes with Step-Up	$ 382	$ 405	$ 382	$ 691	$ 810	$ 917	$ 1,021	$ 1,148	$ 1,297
Consolidated Taxes without Step-Up	1,028	1,150	1,221	1,579	1,683	1,791	1,925	2,080	2,225
Implied Cash Flow Savings	**$ 645**	**$ 745**	**$ 839**	**$ 887**	**$ 873**	**$ 874**	**$ 904**	**$ 932**	**$ 929**
Pro Forma Shares Outstanding	2,175	2,242	2,291	2,291	2,291	2,291	2,291	2,291	2,291
Cash Flow per Share Benefit	**$ 0.30**	**$ 0.33**	**$ 0.37**	**$ 0.39**	**$ 0.38**	**$ 0.38**	**$ 0.39**	**$ 0.41**	**$ 0.41**
NPV of Incremental Cash Flow at 8%	**$2.29**								
Illustrative Benefit to Legacy Port Arthur & Round Rock Unitholders									
Irving Shares Distributed to Port Arthur & Round Rock Public Unitholders	977	977	977	977	977	977	977	977	977
Cash Flow per Share Benefit	$ 0.30	$ 0.33	$ 0.37	$ 0.39	$ 0.38	$ 0.38	$ 0.39	$ 0.41	$ 0.41
Implied Total Benefit to Legacy Port Arthur & Round Rock Holders	**$ 290**	**$ 325**	**$ 358**	**$ 379**	**$ 372**	**$ 373**	**$ 386**	**$ 398**	**$ 396**
NPV of Incremental Cash Flow to PA / RR Holders at 8%	**$2,235**								

Jefferies is not a tax advisor and has prepared the analysis herein for informational purposes only. The Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock should seek outside tax advice as they deem appropriate.

Note: Based on step-up expectations provided by Irving Management.

Jefferies LLC / August 2014

33

Jefferies

Port Arthur Potential Unitholder Tax Implications

Implied Average Unitholder Tax Allocation

- Irving management provided data to Jefferies that supports a calculation of the tax impact to Port Arthur unitholders down to an individual trade group level of detail
  - Management aggregated the relevant data with assistance from PricewaterhouseCoopers
- Jefferies reviewed the data and adjusted for market pricing and the transaction consideration currently contemplated
- The table below summarizes the Port Arthur potential unitholder tax impact assuming the following:
  - 35% tax rate on Ordinary Gain
  - 22% tax rate on Capital Gain
  - Available Passive Loss allocated to offset Ordinary Gain
- Analysis approximates calculation for an average unitholder; actual gain could be more or less

	Tax Detail				
	Active Units[1]	Projected Gain (Loss)	Ordinary Gain	Capital Gain	Passive Loss Available
Management Provided Statistics	307	$ 20,886	$ 11,516	$ 9,370	$ (6,788)
Passive Loss (% Allocation)			100%	0%	
Passive Loss Allocation			$ (6,788)	$ -	
Gain Net of Passive Loss			**$ 4,729**	**$ 9,370**	
Tax Rate			35.0%	22.0%	
Ordinary & Capital Gains Taxes Incurred			$ 1,655	$ 2,061	
Cumulative Taxes Incurred				**$ 3,716**	
Implied Average Tax Allocation				**$ 12.12**	

Jefferies is not a tax advisor and has prepared the analysis herein for informational purposes only. The Conflicts and Audit Committee of the Board of Directors of the General Partner of Port Arthur and the Special Committee of the Board of Directors of Round Rock should seek outside tax advice as they deem appropriate.

Note: Based on data and analysis provided by Irving Management; represents approximate calculation for average unitholder; assumes individual tax rate of 35% for ordinary income and 22% tax rate for capital gains; assumes Port Arthur all-in implied purchase price of $88.76 as of 08/06/14; utilizing maximum federal rates of 40.5% for ordinary income and 23.8% for capital gains yields and implied average tax allocation of $13.52

(1) Active units as of most recent analysis provided by Irving Management and PwC.

Jefferies LLC / August 2014
34
Jefferies